Exhibit 99.1

Chi Hea Cho
Salesforce
415.281.5304
chcho@salesforce.com

Salesforce Names Vice Chairman and President Keith Block its Chief Operating Officer

SAN FRANCISCO, Feb. 2, 2016-Salesforce (NYSE: CRM), the Customer Success Platform and world's #1 CRM company, today named Vice Chairman and President Keith Block its chief operating officer. He will continue to report to Chairman and CEO Marc Benioff, serve as vice chairman and president and serve as a member of Salesforce’s board of directors.

Block, who has been vice chairman and president since joining Salesforce in 2013, will continue to lead global sales, alliances and channels, industry strategy, customer success and consulting services. In addition to these responsibilities, he will oversee the company’s day-to-day operations.

“In his three years at Salesforce, Keith has proven to be an exceptional leader who has been instrumental to our phenomenal growth, creating new synergies across the organization to benefit our customers and partners,” said Marc Benioff, chairman and CEO, Salesforce. “In his expanded role, Keith will bring stronger alignment across our customer-facing and company operations. I look forward to working even more closely with him to deliver customer success and achieve our goal to surpass $10 billion in revenue faster than any other enterprise software company in history."

Keith Block joined Salesforce in 2013 as vice chairman, president and a member of the company’s board of directors. Prior to joining Salesforce, Block served as Oracle’s executive vice president of North America Sales and Consulting, leading a multi-billion dollar sales and services business unit that achieved record revenue and margin during his tenure. He began his career at Booz Allen Hamilton as a senior consultant.

Block currently serves on the Board of Trustees for Carnegie-Mellon University, the Advisory Board at Carnegie-Mellon University Heinz Graduate School and the Board of Trustees at the Concord Museum. He is actively involved with Boston Partners in Education, a nonprofit focused on enhancing the academic achievement and personal growth of Boston’s public school students.

He holds a Master’s of Science degree in Management & Policy Analysis and a Bachelor’s of Science degree in Information Systems Management from Carnegie-Mellon University.

About Salesforce
Salesforce, the Customer Success Platform and world's #1 CRM company, empowers companies to connect with their customers in a whole new way. For more information about Salesforce (NYSE: CRM), visit: http://www.salesforce.com.

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